Infinity Property and Casualty Corporation Announces First Quarter Results

Birmingham, Alabama – April 29, 2003 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), today reported net earnings for the first quarter of $11.5 million or $0.57 per share, on a fully diluted basis, compared to net earnings of $9.0 million or $0.44 per share on a pro forma basis for the first quarter of 2002. Pro forma earnings for the first quarter of 2002 combine the separate results for Infinity’s nonstandard auto subsidiaries (“NSA Group”) and the personal insurance business assumed by Infinity as part of the initial public offering completed earlier this year (“Assumed Agency Business”).

Operating earnings, a non-GAAP measure, were $11.3 million or $0.55 per share for the first quarter of 2003 compared to $9.3 million or $0.45 per share on a pro forma basis for the first quarter of 2002. Operating earnings are defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

Underwriting income, a non-GAAP measure, was $9.6 million in the first quarter of 2003. By comparison, no underwriting income was earned in the first quarter of 2002. Infinity produced a GAAP combined ratio in the first quarter of 94.1% — a 6.0 point improvement over the first quarter of 2002. Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

First quarter net written premiums, including $48.0 million of unearned premium related to the Assumed Agency Business transferred on January 1, 2003, were $226.3 million, a 3.5% increase over the $218.7 million net written premiums in the first quarter of 2002. Excluding the unearned premium transfer, net written premiums decreased 18.5% compared to the first quarter of 2002.

James Gober, Infinity’s President and CEO, stated, “We are very pleased with our results for the first quarter. Operating results have been favorably affected by our aggressive rate actions, lower claims frequency and reduced operating expenses from ongoing efforts to consolidate our operations. I also contribute our success to our strategy of focusing on states with greater prospects for underwriting profitability. We intend to maintain strong pricing discipline so that we may see further improvements, particularly in our focus states.”

Focus States Results

Gross written premiums in Infinity’s top five focus states, which represent 74% of the total business volume, fell 3.8% to $189.4 million in the first quarter of 2003 as compared with the same period in 2002. The company is continuing to focus on these states and is seeking to diminish its writings in states that do not provide ample opportunity for profitable growth. Overall gross premiums written were $255.8 million for the first quarter of 2003, a 17.3% decline from gross premiums written in the first quarter of 2002.

Loss ratios for the overall business before reinsurance improved from 63.5% to 56.7% from the first quarter of 2002 to the same period in 2003, driven substantially from the reduction of business in the non-focus states as well as the improvement in loss ratio in the focus states.

2003 Operating Earnings Per Share

Based on the first quarter results and our expectations for the remainder of the year, Infinity estimates its full year operating earnings per share, on a fully diluted basis, to be in the range of $2.25 and $2.40.

Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance. Its products are offered through a network of approximately 14,000 independent agencies.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes,” “expects,” “may,” “should,” “intends”, “plans,” “anticipates,” “estimates, “or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity’s expectations concerning market and other conditions, long term financing, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of its insurance subsidiaries.

Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of our pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive price, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of our insurance subsidiaries. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss 2003 first quarter results at 10 a.m. (ET) tomorrow, April 30. There are two alternative communications modes available to listen to the call. Telephone access will be available by dialing 1-800-299-0433 and providing the confirmation code 397265. Please dial in 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 12:00 p.m. (ET) and will run until 8:00 p.m. on Wednesday, May 7, 2003. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 418672. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on Infinity’s website until Wednesday, July 23, 2003 at 11:59 p.m.

Infinity Property and Casualty Corporation
Statement of Earnings

in millions, except EPS

	For the Quarter Ended March 31,
	2003	Pro Forma (1) 2002
Income:
Earned Premiums	$165.5	$209.6
Investment Income(2)	14.2	18.4
Realized Gains (Losses)	0.3	(0.4)
Other(3)	1.0	1.1

	181.0	228.7
Expenses:
Loss, Loss Adjustment and
Underwriting Expenses	155.9	209.6
Interest Expense	1.2	1.2
Other	6.3	4.2

	163.4	215.0

Income before Taxes	17.6	13.7
Income Taxes	6.1	4.7

Net Earnings	$11.5	$9.0

Net Earnings per Share - Basic	$0.57	$0.44

Weighted Average Shares - Basic	20.347	20.347
Net Earnings per Share - Diluted	$0.57	$0.44

Weighted Average Shares - Diluted	20.414	20.347

Notes:

(1)     pro forma adjustments have been made for the following items:

a.	investment income on the $125.3 million portfolio transferred with the Assumed Agency Business at its market yield of 4.4%;
b.	interest expense on the $55 million note issued in December 2002; and
c.	income tax effects on applicable items

(2)	Investment income declined as a result of reduced average investments primarily from shareholder dividends paid in 2002 as well as lower market yields.

(3)	Other expenses increased quarter to quarter as a result of the company incurring expenses at the holding company level of approximately $1 million, as well as an increase in extra-contractual obligations in the first quarter of 2003 compared to 2002.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Quarter Ended March 31,
	2003	Pro Forma 2002
(in millions)
Premiums Earned	$165.5	$209.6
Loss, Loss Adjustment and
Underwriting Expenses	155.9	209.6

Underwriting Income	9.6	0.0
Investment Income	14.2	18.4
Other Income	1.0	1.1
Interest Expense on Debt	(1.2)	(1.2)
Other Expense	(6.3)	(4.2)

Pre-Tax Operating Income	17.3	14.1
Income Tax	6.0	4.8

Operating Earnings, after-tax	11.3	9.3
Realized Gains (Losses)	0.3	(0.4)
Income Tax Benefit (Expense)	(0.1)	0.1

	0.2	(0.3)

Net Earnings	$11.5	$9.0